Exhibit 12.1



                                USX Corporation
           Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends
                     TOTAL ENTERPRISE BASIS--Unaudited(a)
                             Continuing Operations
                             (Dollars in Millions)

                                                         Year Ended December 31
                                                  -------------------------------------
                                                   1997      1996      1995       1994       1993
                                                  ------    ------     -----     ------     ------

Portion of rentals representing interest......    $   82    $   78     $  76     $   83     $  81
Capitalized interest..........................        31        11        13         58       105
Other interest and fixed charges..............       312       382       452        456       365
Pretax earnings which would be required to
 cover preferred stock dividend requirements
 of parent....................................        20        36        46         49        44
                                                  ------    ------     -----     ------     -----

Combined fixed charges and preferred stock
 dividends (A)................................    $  445    $  507     $ 587     $  646     $ 595
                                                  ======    ======     =====     ======     =====

Earnings--pretax income (loss) with
 applicable adjustments (B)...................    $1,745    $1,837     $ 877     $1,300     $ 239
                                                  ======    ======     =====     ======     =====

Ratio of (B) to (A)...........................      3.92      3.62      1.49       2.01        (b)
                                                  ======    ======     =====     ======     =====

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(a) Amounts in prior years have been reclassified to conform to 1997 classifications.

(b) Earnings did not cover fixed charges and preferred stock dividends by $356 million for 1993.